UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 13, 2009

AnchorBanCorp Wisconsin Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	000-20006 (Commission File Number)	39-1726871 (IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin (Address of principal executive offices)	53703 (Zip Code)
Registrant’s telephone number, including area code: 608-252-8982

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 13, 2009, AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin, Inc., entered into a Branch Sale Agreement for the sale of eleven AnchorBank branches in Northwestern Wisconsin to Royal Credit Union (RCU) of Eau Claire, Wisconsin, whereby RCU will assume approximately $177 million in deposits and receive a corresponding amount in loans, real estate and other assets. The transaction is subject to regulatory approval and customary closing conditions. The transaction is expected to be completed in the first quarter of calendar 2010.
The Company and RCU made customary representations, warranties, covenants and agreements in the Branch Sale Agreement. The parties have also agreed to indemnify each other (subject to customary limitations) with respect to breaches of representations and warranties, breaches of covenants and agreements, assets not retained or purchased, liabilities not retained or assumed, and ownership or operation of the branches, assets or liabilities during certain time periods.
The Branch Sale Agreement provides for an additional 30-day due diligence period, from the date the agreement was executed. Within three business days following the end of the 30-day due diligence period, RCU will inform the Company whether it wishes to terminate the agreement or proceed to closing.
Item 8.01. Other Events.
On November 16, 2009, the Company issued a press release announcing the transaction. The press release is attached to this Form 8-K as Exhibit 99.1. The Company does not intend for this Item 8.01 or Exhibit 99.1 to be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

EXHIBIT #	DESCRIPTION

99.1	99.1 Press Release of Anchor BanCorp Wisconsin Inc. dated November 16, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AnchorBanCorp Wisconsin Inc. (Registrant)
November 19, 2009	/s/ DALE C. RINGGENBERG
(Date)	Dale C. Ringgenberg
Senior Vice President, Chief Financial Officer

Exhibit Index

99.1	Press release dated November 16, 2009.